EXHIBIT 10.21

EMPLOYMENT AGREEMENT

(conformed)

THIS AGREEMENT, by and between Ryerson Inc. (the “Company”) and James M. Delaney (the “Executive”) effective as of July 23, 2001 (the “Effective Date”) and as amended and restated January 1, 2006.

WITNESSETH THAT:

WHEREAS, the Company has appointed Executive to the position of President Customer Solutions Team & CCO, and Executive has accepted such appointment;

WHEREAS, in connection with such appointment, the Company and Executive desire to enter into this Agreement; and

WHEREAS, this Agreement is amended effective January 1, 2006 to conform to the requirements of the Internal Revenue Code Section 409A;

NOW, THEREFORE, in consideration of the Executive’s appointment as President Customer Solutions Team & CCO, and for other good and valuable consideration the receipt of which is hereby acknowledged, it is agreed by the Executive and Company as follows:

1. Duties. The Executive will serve as President Customer Solutions Team & CCO and in such capacity shall have such duties and responsibilities as may be assigned to him or her from time to time by the Company. The Executive shall have such authorities and powers as are inherent to the undertaking of this position and necessary to carry out these responsibilities and duties. Notwithstanding the foregoing or any other provisions of this Agreement, the Executive and the Company understand and agree that the responsibilities and duties of the Executive, in the capacity of President Customer Solutions Team& CCO of the Company, may change from time to time due to changes in the nature, structure or needs of the Company’s business and that any such changes in the Executive’s duties and responsibilities that are consistent with such changes in the Company’s business shall not constitute a reduction or increase in the Executive’s duties and responsibilities for purposes of this Agreement.

The Executive shall devote his or her best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its affiliated companies. The Executive shall perform all assigned duties to the best of his or her abilities in a diligent, trustworthy, businesslike and efficient manner.

2. Compensation. Subject to the terms and conditions of this Agreement, while the Executive is employed by the Company under this Agreement, Executive shall be compensated for services as follows:

(A) Effective July 23, 2001 the Executive’s annual base salary shall be $239,000 (“Annual Base Salary”), payable in installments under the Company’s general payroll practices, subject to customary withholding. The Executive’s rate of Annual Base Salary shall be reviewed annually beginning January 2002.

(B) The Executive will be eligible for an incentive bonus payment from the Company each calendar year or applicable performance period (the “Performance Bonus”) in accordance with the bonus plans of the Company as in effect from time to time. The Executive’s target bonus award payment is 36% of Annual Base Salary.

(C) Except as otherwise specifically provided herein, the Executive shall be provided with health, welfare and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to other similarly situated executives of the Company, provided that, nothing in the Agreement will preclude the Company from amending or terminating any plans or programs generally applicable to salaried employees or executives, as the case may be.

(D) The Executive shall be reimbursed by the Company, on terms and conditions that are substantially similar to those applicable to other similarly situated executives of the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items, consistent with the Company’s expense reimbursement policy, actually incurred by the Executive in the promotion of the Company’s business.

(E) The Company shall pay or shall reimburse the Executive for his monthly country club dues and assessments; provided, however, that such payment or reimbursement, as applicable, shall apply only to one club at any given point in time.

(F) The Company shall pay or shall reimburse the Executive for the amount of the monthly lease payment for the automobile approved by the Company for the Executive’s business; provided however, that the Company shall report as income to the Executive any amounts required by law or the policies of the Company for the Executive’s personal use of such automobile.

(G) The Executive shall be recommended for stock options in the same manner as may be in effect from time to time for other similarly situated executives of the Company.

(H) The Company shall provide a two year Change in Control Agreement.

3. Rights and Payments Upon Termination. The Executive’s right to benefits and payments, if any, for periods after the date the Executive’s employment with the Company terminates for any reason (the “Termination Date”) shall be determined in accordance with this Section 3:

(A) Termination by the Company for Reasons Other Than Cause; Termination by the Executive for Good Reason. If the Executive’s termination by the Company occurs for any reason other than Cause or is a result of the Executive’s termination of employment for Good Reason (and is not on account of the Executive’s death, disability, or voluntary resignation, the mutual agreement of the parties or any other reason), then the period (the “Benefit Period”) commencing on his Termination Date and ending on the earliest of (i) the thirty-sixth month after the Executive’s Termination Date; (ii) the date on which the Executive violates the provisions of Sections 4, 5 or 6 of this Agreement; or (iii) the date of the Executive’s death, the Executive shall continue to receive from the Company bi-weekly Annual Base Salary (based on his Annual Base Salary as in effect on his Termination Date) and “Bonus” (as defined below) payments. Such continued

bi-weekly base salary payments shall be made on the regularly scheduled pay dates following the Executive’s Termination Date. Notwithstanding the foregoing provisions of this Paragraph 3(a), if the Executive is a “specified person” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) on the Termination Date and payments under this Agreement are not exempt from Code Section 409A under the exception for separation payments on involuntary termination that do not exceed two times the limit under Section 401(a)(17) of the Code, then the first payment of continued Annual Base Salary shall not be made until the first regularly scheduled pay date that is six months after the Termination Date and shall consist of (a) an initial payment equal to the sum of (1) the total bi-weekly payments the Executive would have been entitled to receive during the first six months following the Termination Date if the Executive were not a specified person plus (2) the first bi-weekly payment due in the seventh month following the Termination Date, and (b) subsequent to the initial payment, bi-weekly payments based on his or her Annual Base Salary to the extent not paid with the initial payment.

Annual Base Salary payments to the Executive during the Benefit Period shall not preclude the Executive’s eligibility for payments under the Company Severance Plan, provided, however, that any benefit continuation period under this Agreement shall run concurrently with the applicable benefit period under the Severance Plan.

Twenty-four months of additional age and service credit will be provided to the Executive’s Ryerson Pension and the Ryerson Supplemental Plan using the methodology described in the Executive’s Change in Control Agreement except that any lump sum payment will be made twenty-four months after the Executive’s Termination Date and only if the Executive has not violated the Confidentiality, Nonsolicitation and Noncompetition provisions of this Agreement.

(B) Termination By Company for Cause. If the Company terminates the Executive’s employment for Cause, then except as agreed in writing between the Executive and the Company, the Executive shall be entitled to receive only compensation and benefits earned up to the Date of Termination. The Executive shall not be entitled to receive any payments or benefits under this Agreement after the Executive’s Termination Date and the Company shall have no obligation to make any additional payments or provide any other benefits after the Executive’s Termination Date.

(C) Termination for Death or Disability. If the Executive’s termination is caused by the Executive’s death or permanent disability (as that term is defined under the Company’s Long Term Disability Plan), then the Executive (or in the event of his or her death, his or her estate) shall be entitled to continued payments of Annual Base Salary for the period commencing on the Termination Date and ending on the earlier of (i) the last day of the calendar month in which his Termination Date occurs; (ii) the date on which the Executive violates the provisions of Sections 4, 5 or 6 of this Agreement; (iii) the date of the Executive’s death; or (iv) the date of the Executive’s permanent disability.

(D) Termination for Voluntary Resignation, Mutual Agreement or Other Reasons. If the Executive’s termination occurs on account of his voluntary resignation, mutual agreement of the parties, or any reason other than those specified in Paragraphs (A), (B) or (C) above, then, except as agreed in writing between the Executive and the Company, the Executive shall not be entitled to receive any payments or benefits under this Agreement after the Executive’s Termination Date and the Company shall have no obligation to make any additional payments or provide any additional benefits after the Executive’s Termination Date. The Executive’s termination of employment for Good Reason shall not be treated as a voluntary resignation for purposes of this Agreement.

(E) Definitions. For purposes of this Agreement:

(i) The term “Cause” shall mean:

(a) the continuous performance of his duties (under this Agreement) in a manner that is inconsistent with past, acceptable performance over a normal business cycle; or in a way that has a demonstrable negative impact on the results of the business unit. The Executive Vice President must provide a notice of unsatisfactory performance and a reasonable corrective action period. The Chairman and CEO must review and approve the action; or

(b) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise, as determined by the Executive Vice President; or

(c) conduct by the Executive that involves theft, fraud or dishonesty; or

(d) the Executive’s violation of the provisions of Sections 4, 5 or 6 hereof.

(ii) The term “Good Reason” means (a) the assignment to the Executive of duties which are materially inconsistent with the Position and Duties under this Agreement, including, without limitation, a material diminution or reduction in title, office or responsibilities or a reduction in Annual Base Salary, if such assignment is not changed by the Company, after written notice by the Executive to the Company of such diminution or reduction giving the Company reasonable opportunity to cure, or (b) the involuntary relocation of the Executive to a location that is not within the Chicago metropolitan area.

Notwithstanding any other provision of this Agreement, the Executive shall automatically cease to be an employee of the Company and its affiliates as of his Termination Date and, to the extent permitted by applicable law, any and all monies that the Executive owes to the Company shall be repaid before any post-termination payments are made to the Executive under this Agreement.

4. Termination by Executive or Company with Notice. Subject to the payment obligations and rights set forth in Section 3 above, the Company and Executive agree that either party may terminate Executive’s employment under this Agreement for any or no reason. Provided that, except in the case of the death of the Executive, or mutual written agreement of termination, or the Company’s termination of the Executive’s employment for Cause, each party is obligated to give the other sixty (60) days written notice (the “Notice Period”) before terminating the Executive’s employment relationship for any reason.

During the Notice Period, the Executive shall (i) meet with Executive Vice President or his designee to wind up any pending work and provide an orderly transfer to other employees of the duties, responsibilities, accounts, customers and clients for which the Executive has been responsible; (ii) work with the Company to identify key Confidential Information (as defined in Section 5 below) likely to be in the Executive’s possession and provide it to the Company as instructed; (iii) disclose and discuss the Executive’s future employment plans in light of Executive’s obligations under this Agreement; (iv) deliver to the Company all property belonging to the Company, including any duplicates, copies or abstracts thereof; (v) devote full time and attention to these obligations and Executive’s other responsibilities as directed by the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, terminate the Executive at any time during the Notice Period, in which event Executive’s employment terminates effective with written notice by the Company to the Executive of this decision, provided that, if the Executive has given notice of his intent to terminate his employment under this Agreement, then, unless the Executive dies, the parties mutually agree otherwise in writing, or the Company terminates the Executive for Cause, the Company will pay to the Executive, in lieu of notice, any Annual Base Salary and benefits that may be due to the Executive for any portion of such sixty (60) days Notice Period remaining after the Termination Date.

5. Confidentiality and Ownership. The Executive acknowledges and agrees that the Confidential Information (as defined in Section 5(A) below) is the property of the Company, its subsidiaries and affiliates. Accordingly, except as may be required by applicable law or the lawful order of a court or regulatory body, or except to the extent that the Executive has express authorization from the Company to do otherwise, Executive will:

(A) Confidential Information. Keep secret and confidential indefinitely all Confidential Information and not disclose such Confidential Information, either directly or indirectly, to any other person, firm or business entity, or to use it in any way. For purposes of this Agreement, “Confidential Information” means all non-public information, observations or data relating to the Company, its subsidiaries or affiliates which the Executive has learned or will learn during his employment with the Company, its subsidiaries or affiliates, whether or not a trade secret within the meaning of applicable law, including but not limited to: (i) new products and new product development; (ii) marketing strategies and plans, market experience with products, and market research; (iii) manufacturing processes, technologies and production plans and methods; (iv)

formulas, research in progress and unpublished manuals or know how devices, methods, techniques, processes and inventions; (v) regulatory filings and communications; (vi) identity of and relationship with licensees, licensers or suppliers; (vi) finances, financial information, and financial management systems; (vii) technological and engineering data; (viii) identities of and information concerning customers, vendors and suppliers and prospective customers, vendors and suppliers; (ix) development, expansion and business strategies, plans and techniques; (x) computer programs; (xi) research and development activities; and (xii) litigation and pending litigation.

(B) Upon the Executive’s Termination Date or at the Company’s earlier request, the Executive will promptly return to the Company any and all records, documents, data, memoranda, reports, physical property, information, computer disks, tapes or software or other materials, and all copies thereof, relating to the business of the Company and its subsidiaries and affiliates obtained by the Executive during his or her employment with the Company, its subsidiaries or affiliates. The Executive further agrees to deliver to the Company, at its request, any computer in the Executive’s possession or control which has contained any Confidential Information for the purpose of ensuring that all Confidential Information stored on the computer has been delivered to the Company. The Company will also promptly return to the Executive any and all personal property on Company premises.

(C) The Executive agrees that all inventions, innovations, discoveries, improvements, developments, trade secrets, processes, procedures, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s or any of its subsidiaries’ or affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company or its subsidiaries or affiliates (“Work Product”) belong to the Company or such subsidiary or affiliate. The Executive shall promptly inform the Company of such Work Product, and shall execute such assignments as may be necessary to transfer to the Company or its affiliates the benefits of the Work Product, in whole or in part, or conceived by the Executive either alone or with others, which result from any work which the Executive may do for or at the request of the Company, whether or not conceived by the Executive while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after the Executive’s Termination Date. The Executive shall assist the Company or its nominee, to obtain patents, trademarks and service marks and the Executive agrees to execute all documents and to take all other actions which are necessary or appropriate to secure to the Company and its subsidiaries and affiliates the benefits thereof. Such patents, trademarks and service marks shall become the property of the Company and its affiliates. The Executive shall deliver to the Company all sketches, drawings, models, figures, plans, outlines, descriptions or other information with respect thereto.

(D) To the extent that any court or agency seeks to have the Executive disclose Confidential Information, the Executive shall promptly inform the Company, and the Executive shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure. To the extent that the Executive obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(E) Nothing in the foregoing provisions of this Section 5 shall be construed so as to prevent the Executive from using, in connection with his or her employment for himself or an employer other than the Company or any of its affiliates, knowledge which was acquired by him during the course of his employment with the Company and its affiliates, and which is generally known to persons of his experience in other companies in the same industry through Executive’s acts or omission to act.

6. Noncompetition/Nonsolicitation. The Executive acknowledges that the industry in which the Company is engaged is a highly competitive business, and that the Executive is a key executive of the Company. The Executive further acknowledges that as a result of his senior position within the Company, he has acquired and will acquire extensive Confidential Information and knowledge of the Company’s business and the industry in which it operates and will develop relationships with and knowledge of customers, employees, vendors and suppliers of the Company and its subsidiaries and affiliates. Accordingly, the Executive agrees that during the time the Executive is employed by the Company, its subsidiaries or affiliates (the “Employment

Period”) and for a period of twenty-four months after the Termination Date (the “Severance Period”), the Executive agrees as follows:

(A) The Executive will not directly or indirectly, own, operate, manage, control, participate or have any financial interest in, consult with, advise, engage in services for (whether for himself or for any other person and whether as proprietor, principal, stockholder, partner, agent, director, officer, employee, consultant, independent contractor or in any other capacity), any Competitor of the Company, or in any manner engage in the start-up of a business (including by himself or in association with any person, firm, corporate or other business organization through any other entity) in Competition with the Company, provided that, this shall not prevent the Executive from ownership of 1% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System or ownership of securities in any entity affiliated with the Company. “Competitor” or “in Competition” refers to a person or entity, including metals-related Internet marketplaces, engaged in the metal service center processing and/or distribution business.

(B) Executive will not directly or indirectly contact, call upon, solicit business from, sell or render services to, any customer of the Company with respect to the provision of services identical or similar to any service provided by the Company during the Employment Period or in the process of being provided as of the Termination Date, for which Executive had any responsibility or about which Executive had any Confidential Information during the Employment Period; or

(C) Executive will not directly or indirectly either alone or in cooperation with others, encourage any employees of the Company to seek or accept an employment or business relationship with a person or entity other than the Company, or in any way interfere with the relationship of the Company and any subsidiary or affiliate and any employee thereof, including without limitation, to hire, solicit for hire, or discuss or encourage the employment of, any of the employees of the Company who were employed by the Company during the Employment Period; provided however, this shall not apply to an employee whose employment was terminated by the Company before the Termination Date, if such termination was not caused by any direct or indirect involvement of the Executive or a subsequent employer of Executive.

(D) Executive will not directly or indirectly either alone or in cooperation with others, encourage any supplier, distributor, franchisee, licensee, or other business relation of the Company, any subsidiary or affiliate of the Company to cease or curtail doing business with the Company, any subsidiary or affiliate of the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or subsidiary or affiliate.

(E) The parties agree that money damages would be inadequate for any breaches of paragraphs 4, 5 and this paragraph 6. Therefore, in the event of a breach or threatened breach of paragraphs 4, 5 or 6, the Company, or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief, to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security).

(F) The Executive agrees that: (i) the covenants set forth in this Section are reasonable in geographical and temporal scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of the Executive contained herein and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

7. No Conflict. The Executive represents that the Executive is not a party to any agreement with any third party containing a non-competition provision or other restriction, which would prohibit or restrict the Executive’s employment with the Company or any part of the services which the Executive provides to the Company or its clients. Moreover, the Executive represents that the Executive is not limited by any court order or other legal obligation from performing any assigned duties for the Company and the Executive has no rights which may conflict with the interests of the Company or with the Executive’s obligations hereunder.

8. Change of Title, Duties. The Executive agrees that if, at any time, the Executive’s title or duties is changed by the Company the Executive will continue to be bound in all particulars to the terms and conditions of this Agreement. This provision does not limit the Executive’s or Company’s rights under Section 1 and Section 3 of this Agreement.

9. Validity. If any one or more of the provisions contained in the Agreement shall, for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be constructed as if such invalid, illegal, or unenforceable provision had never been contained herein.

If any restriction set forth in this Agreement is determined by a court of competent jurisdiction to be unreasonable or unenforceable with respect to scope, time, geographical, customer or other coverage under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law, so as to provide the maximum legally enforceable protection of the Company’s interests as described in this Agreement, without negating or impairing any other restrictions or agreements set forth herein.

10. Reasonableness of Restrictions/Injunctive Relief.

(A) The Executive acknowledges that his rights to compete and disclose Confidential Information and trade secrets are limited hereby only to the extent necessary to protect the Company and that, in the event the Executive’s employment with the Company terminates for any reason, the Executive will be able to earn a livelihood without violating the foregoing restrictions. The Executive acknowledges that the restrictions cited herein are reasonable and necessary for the protection of the Company’s legitimate business interests.

(B) The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company’s businesses. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of this Agreement, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement, including, without limitation, restraining the Executive from disclosing, using for any purpose, selling, transferring or otherwise disposing of, in whole or in part, any trade secrets, Confidential Information, proprietary information, client or customer lists or other information pertaining to the financial condition, business, manner of operation, affairs, plans or prospects of the Company. The Executive acknowledges that damages at law would not be an adequate remedy for violation of this Agreement, and the Executive therefore agrees that the provisions may be specifically enforced against the Executive in any court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

11. Withholding. All compensation payable under this Agreement shall be subject to customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee and the amount of compensation payable hereunder shall be reduced appropriately to reflect the amount of any required withholding. The Company shall have no obligation to make any payments to the Executive or to make the Executive whole for the amount of any required taxes.

12. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Company. The Executive agrees that the Company may assign its rights and obligations under this Agreement.

13. Nonalienation. The interests of the Executive and the Company under this Agreement are not subject to the claims of their creditors, other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

14. Notification. The Executive shall notify all future employers of the existence of Sections 4, 5 and 6 of this Agreement and the terms thereof. The Executive will also provide the Company with information the Company may from time to time request to determine the Executive’s compliance with the terms of this Agreement. The Executive hereby authorizes the Company to contact the Executive’s future employers and other parties with whom the Executive has engaged or may engage in any business relationship to determine the Executive’s compliance with this Agreement and to communicate the contents of this Agreement to such employers and parties.

15. Cooperation in Certain Matters. The Executive agrees that, during the Employment Period and after the Termination Date until the expiration of the severance period, the Executive will cooperate with the Company in any current or future or potential legal, business, or other matters in any reasonable manner as the Company may request, including but not limited to meeting with and fully answering the questions of the Company or its representatives or agents, and in any legal matter testifying and preparing to testify at any deposition or trial. The Company agrees to compensate the Executive for any reasonable expenses, including but not limited to attorneys’ fees, incurred as a result of such cooperation.

16. Governing Law. In the event of any dispute arising under this Agreement, it is agreed that the law of the State of Illinois shall govern the interpretation, validity, and effect of this Agreement without regard to the place of performance or execution thereof.

17. Enforcement. The Company and the Executive hereby submit to the jurisdiction and venue of any state or federal court located within Cook County, Illinois for resolution of any and all claims, causes of action or disputes arising out of, related to or concerning this Agreement. The parties further agree that venue for all disputes between them, including those related to this Agreement, shall be with a state or federal court located within Cook County, Illinois. If the Company is required to seek enforcement of any of the provisions of this Agreement, the Company will be entitled to recover from the Executive its reasonable attorneys’ fees plus costs and expenses as to any issues on which it prevails. If the Executive prevails in any action taken by the Company relative to the enforcement provisions of this Agreement, the Executive will be entitled to recover from the Company its reasonable attorney’s fees plus costs and expenses as to any issues on which he prevails.

18. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or sent by facsimile transmission, on the first business day after it is sent by air express courier service or on the second business day following deposit in the United States registered or certified mail, return receipt requested, postage prepaid and addressed, in the case of the Company to the following address:

Ryerson Inc.

2621 W. 15th Place

Chicago, IL 60608

Attention: William Korda

or to the Executive:

James M. Delaney

122 South Bruner

Hinsdale, IL 60521

or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon actual receipt.

19. Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Continuation of payments hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

20. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

21. Acknowledgment by Executive. The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, before assenting to the terms of this Agreement, the Executive has been given a reasonable time to review it, to consult with counsel of choice, and to negotiate at arm’s-length with the Company as to the contents.

22. Other Agreements and Modification. This Agreement may only be amended or cancelled by written mutual Agreement executed by the parties. This Agreement constitutes the sole and complete Agreement between the Company and the Executive and supersedes all other agreements, both oral and written, between the Company and the Executive with respect to the matters contained herein; provided, however, that this Agreement does not supersede any Change in Control Agreement or Severance Plan, except as specifically addressed in this Agreement. No verbal or other statements, inducements, or representations have been made to or relied upon by the Executive. The parties have read and understand this Agreement.

23. Ambiguities. This Agreement has been negotiated at arms-length between persons knowledgeable in the matters dealt with herein. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, the parties agree that neither the Company nor the Executive is the drafting party and that any rule of law or any other statutes, legal decisions or common law principles of similar effect that require interpretation of any ambiguities in this Agreement against the party that has drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intentions of the parties hereto.

IN WITNESS WHEREOF, the Executive has hereunto set his or her hand, and the Company has caused these presents to be executed in its name and on its behalf, as of the date above first written.

RYERSON INC.

Dated:
William Korda
Vice President — Human Resources

Dated:
James M. Delaney
President Customer Solutions Team & CCO

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